Exhibit 10.25
INVESTMENT BANKING AND ADVISORY AGREEMENT

AGREEMENT, made this 9th day of April 2012, by and between DNA Brands Inc., having its principal place of business at 506 N. W. 77TH ST, Boca Raton, FL 33487, (the “Company”) and Charles Morgan Securities Inc., having its principal place of business at 120 Wall St., 16th FL, New York, NY 10005, hereinafter the (the “Consultant”).

WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company’s business affairs and to assist the Company in raising capital for the Company's business and the Consultant is willing to undertake to provide such services as hereinafter fully set forth.

NOW, THEREFORE, the parties agree as follows:

1. Nature of Services: The Company engages Consultant to render the following services during the term of this agreement on a non-exclusive basis (it being understood that Consultant is free to render the same or similar services to any other entity selected by it).

(a) General Advice and Assistance. Consultant shall provide:

(i) Advice concerning on-going strategic corporate planning and long-term investment policies, including any revision of the Company’s business plan.

(ii) Evaluation of the Company’s managerial, marketing and sales requirements.

(iii) Advice as to potential mergers and acquisitions, whether the Company will be the acquiring company or the target of an acquisition.

(iv) Advice regarding the sales of securities in private transactions.

(v) Introductions to listed exchanges, registered securities associations’ market participants and market-maker services for the Company’s securities.

(vi) Introductions to financial institutions and money managers.

(vii) Introductions to independent analysts that may provide third party coverage on the Company.

(viii) Conduct of a shareholders meeting with industry professionals.

(ix)  Introductions to event planners that will accept the Company’s product in their respective venue as sponsor and or the sale of the product at the event.

(x) introductions to other products for distribution in FL.

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(b)
Capital Raising. Consultant will assist the Company in attempting to raise capital in accordance with the Company's business plan. All efforts by Consultant will be on a best efforts basis only. The parties presently contemplate the following:

(i)
An initial Private Placement (the “First Offering”) of equity capital in the amount of $1,500,000 upon terms and conditions that are mutually agreed to by the Company and Consultant, at a price of$0.30 per share (the placement of 5,000,000 shares of the Company’s common stock).  Consultant’s compensation for each of the Offerings will be in addition to the compensation included in this agreement as set forth below, and as referenced in the applicable Placement Agent Agreement and PPM for each and every offering.

(ii)
A second Private Placement (“second offering”) of equity capital in an amount and upon terms and conditions that are mutually agreed to by the Company and Consultant. This offering is expected to be done on similar terms and conditions of the first offering but at a different price and for an amount up to $2.5 million dollars.

2. Compensation;

(a)	General Advice and Assistance; For the general advice and assistance described in Section 1(a), the Consultant will be entitled to the compensation provided in subparagraphs 2(a) and 2(a)(i);

(i)
The Company will pay a fee of $60,000 over twenty four months (sixty thousand dollars) at a rate of $2,500 per month.  This fee may be paid by the Company in twenty four equal monthly installments of two thousand five hundred dollars payable on the fifteenth of each month commencing the following month after the signing of this Agreement. This fee may be paid in cash or, if the Company is public at the time the fee is due, the fee may be paid in restricted common stock at the election of the Company. If paid with common stock of the Company then Company will pay with common stock having a value of 125% of the cash payment alternative, based on the closing bid price of the common stock of the Company on the date the payment is due.

(ii)
The Company will issue to the Consultant a number of shares of its common stock equal to 2,750,000 shares over the course of this agreement, as follows: (a) 750,000 shares are due concurrent with the signing of this agreement. (b) Two hundred fifty thousand (250,000) shares shall be issued on an eight consecutive calendar quarterly basis beginning on July 1, 2012 and continue every ninety days thereafter.

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(iii)
The Company will pay an engagement fee of $25,000 concurrent with the signing of this agreement.   The compensation provided for in this Section 2(a)(i)(ii) is in addition to, and not in lieu of, any compensation to which the Consultant may become entitled for its capital raising efforts as described in Section 2(b).

(b) Capital Raising; The Consultant's compensation for the capital raising activities referred to in Section 1(b) shall be as set forth in separate placement agent agreements and or other agreements with respect to each transaction. It is anticipated that the consultant will receive no less than the following;

(i) Cash compensation in an amount equal to ten  (10%) of the aggregate purchase price of the Equity sold to the investors, plus

(ii )An additional three percent (3%) of the aggregate purchase price of the equity placed by the Consultant with the investors for non-accountable expenses, plus

(iii) Equity in the form of common stock of the Company shares equal to 8% of the shares issuable by the Company for the capital raise. As an example if one million five hundred thousand dollars is raised at thirty cents per shares then the common stock due is 400,000 shares of common stock.  These shares are restricted shares and need NOT be included in a registration statement of the Company.   If the stated fees are in excess of NASD/FINRA regulations they will be adjusted downward to meet regulations.

3.         Term:  The term of this agreement is twenty four (24) months from the date hereof with an automatic renewal for a year if written notice for termination is not received 30 days prior to the expiration of this agreement.

4.           Termination:   Either party may terminate this agreement after the first ninety days with a written notice of termination. Any fees that are due and payable after the termination date will not be owed or payable. Any compensation paid prior to the date of termination will be deemed earned and paid.

5.    Responsibilities of the Company:

(a) Provide Information. The Company shall provide the Consultant with all financial and business information about the Company as requested by the Consultant in a timely manner. Without limiting the generality of the foregoing, the Company shall convert all of its financial statements to Quick Books or an electronic format so as to review of the Company's accounts for a period of no less than one year. In addition, executive officers and directors of the Company shall at the request of Consultant and subject to reasonable prior notice, make themselves available for personal consultations with the Consultant and/or third party designees.

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(b)Use of Proceeds: The Company shall appraise “use of proceeds” for each of the offerings contemplated by this agreement in accordance with the descriptions of the proposed use of proceeds supplied to investors in those offerings.

6.               Expenses:  The Company shall reimburse the Consultant for actual out-of pocket expenses including, but not limited to, facsimile, postage, printing, photocopying, and entertainment, incurred by the Consultant.  Consultant shall obtain prior approval of the Company for any expenses to be incurred in excess of $1,500. The Company shall reimburse Consultant for all reasonable fees and disbursements of the Consultant's counsel. All fees payable to such counsel shall be agreed upon by the parties in advance but will not exceed $15,000 for the creation of the Private Placement Memorandum to be used in the First Offering and $15,000 for the creation of the Private Placement Memorandum to be used in the Second Offering. It is agreed that the attorney’s fees are to be paid out of escrow from the offering. The Company shall also reimburse the Consultant for the costs of all pre-approved travel and related expenses incurred by the Consultant at the request of the Company in connection with the performance of its services hereunder. Expenses shall be due and payable when billed and after they have been incurred.

 7.           Indemnification: The Company shall indemnify, defend and hold harmless the Consultant from any kind of liabilities, of every kind, nature and description, fixed or contingent (including, without limitation,  reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of the services provided hereunder, including but not limited to, by any reason of any breach or failure of observance or performance or untrue or incorrect statement of any term, commitment, representation, warranty, covenant or agreement made by the Company; or by reason of negligence of the Company regarding or in accordance with any duty, document, obligation, responsibility, or other performance of service arising out of this transaction.  In the event that Consultant requests indemnification hereunder (the “Indemnified Party”), Consultant shall notify the Company (the “Indemnifying Party”) with reasonable promptness of any claim asserted against it in respect to which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof.  The Indemnifying Party shall defend any such claims, threatened or asserted, at its sole expense.  The Indemnified Party shall use legal counsel selected by the Indemnifying Party and approved by the Indemnified Party, whose approval shall not be unreasonably withheld, to defend any such threatened or asserted claim.

8.         Complete Agreement:    This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

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9.        Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one Agreement.   Facsimile signatures shall be agreed to be as originals and shall be binding with the full force and effect as if they were original signatures.

10.     Arbitration   The parties shall submit any controversy or claim arising out of or relating to this Agreement to final and binding arbitration administered by the FINRA, and immediately after the filing of a claim as provided herein, shall submit such dispute to mediation before the FINRA; provided, however that the proposed mediation shall not interfere with or in any way impede the progress of the arbitration.  Any such mediation or arbitration procedure shall be venued exclusively in the New York County, New York, New York.

If injunctive or other similar provisional relief shall be required in aid of arbitration, the aggrieved party may seek such relief from a court of competent jurisdiction venued exclusively in New York County, New York, New York.

11.       Disclosure: Any financial or other advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant unless required by any court, government, or regulatory agency.   All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information, and the Consultant shall not make use of such information other than in connection with its performance of this Agreement, provided, however, that Consultant may disclose any such information if required by any court or governmental or regulatory authority, board or agency. “Non-public information” shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or  (iii) becomes available to the Consultant on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

12.        Severability:  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not effect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Choice of Law: This agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without reference to the

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principles of conflicts of law.

14. Miscellaneous:

(a) Responsibility All final decisions with respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

Agreed and Accepted on the date first written above:

s/Darren Marks
DNA BRANDS INC.
By:    Darren Marks

s/Melvin Leiner
DNA BRANDS INC.
By:     Melvin Leiner

s/ Paul  E. Taboada
Charles Morgan Securities, Inc.
By:    Paul  E. Taboada
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